Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	812-931-2199
Email:	andy.rieth@hill-rom.com

Media
Contact:	Marylou McNally, Vice President, Corporate Communications
Phone:	312-819-7233
Email:	marylou.mcnally@hill-rom.com

HILL-ROM REPORTS FISCAL THIRD QUARTER RESULTS; ANNOUNCES ASPEN SURGICAL ACQUISITION; LOWERS FULL YEAR FINANCIAL OUTLOOK

•	Third quarter revenue of $406 million grew 6 percent versus prior year
•	Adjusted diluted earnings per share for the third quarter increased 19 percent to $0.56 compared to $0.47 in the prior year
•	Reported diluted earnings per share for the third quarter were $0.37 compared to $0.02 in the prior year
•	Company announces $400 million acquisition of Aspen Surgical Products to expand into surgical consumables
•
Financial guidance:  Including the impact of acquisitions, reported revenue is expected to be $413 to $421 million for the fourth quarter and $1,615 to $1,623 million for the full year with adjusted earnings of $0.53 to $0.55 and $2.21 to $2.23 per diluted share for the fourth quarter and full year, respectively

BATESVILLE, Ind., July 25, 2012 /PRNewswire-FirstCall/ -- Hill-Rom Holdings, Inc. (NYSE: HRC) announced financial results for its fiscal third quarter ended June 30, 2012 and lowered its outlook for 2012.  Adjusted earnings per diluted share increased 19 percent to $0.56 from $0.47 due to stronger sales and cost reduction initiatives.  Reported earnings per diluted share also increased to $0.37 from $0.02 in the prior year.  Adjustments in the current period include previously announced items related to business restructuring, a gain associated with a continuing vendor product recall, a charge related to a field corrective action and costs associated with recent acquisitions.  Adjustments in the prior year included a gain associated with a vendor product recall, restructuring charges and a litigation settlement.

Hill-Rom’s quarterly revenue of $406 million increased 6 percent compared to last year or 9 percent on a constant currency basis.  Domestic revenue decreased 6 percent to $258 million, while revenue outside the United States increased 34 percent to $148 million in the same period.  Excluding the impact of foreign currency, Hill-Rom's international revenue increased 44 percent.

In addition, the Company today announced its acquisition of Aspen Surgical Products, a manufacturer of surgical consumable products.

“While we achieved solid growth in revenue and earnings this quarter, North American and European economic and healthcare environments continue to be challenging.  We have experienced further deterioration in our North American capital business and have updated our outlook accordingly,” stated John J. Greisch, President and CEO.  “We continue to implement operational improvements and are taking prudent steps to diversify our portfolio, as demonstrated by our acquisition of Aspen Surgical.”

Financial and Operational Highlights

-- Third quarter revenue highlights include:

-- North America Acute Care.  North America Acute Care revenue declined 5 percent to $226 million.  Capital sales declined 5 percent due primarily to lower orders and shipments of patient support systems, while rental revenue declined 7 percent.  Patient support systems sales declined 12 percent.

-- International.  International segment revenue, which excludes Canada, increased 42 percent to $134 million, due primarily to growth in the Middle East and Eastern Europe and the impact of the Völker acquisition.  Segment revenue increased 54 percent on a constant currency basis.  Excluding Völker, International revenue increased 28 percent on a constant currency basis.

-- North America Post-Acute Care.  North America Post-Acute Care revenue declined 11 percent to $46 million.  Capital sales decreased 2 percent and rental revenue decreased 14 percent versus the prior year.  Revenue declined in all three businesses, primarily across Home Care and Respiratory Care.

-- Year to date operating cash flow was $187 million, compared to $189 million in the prior year.

-- Hill-Rom recognized a pre-tax charge of $16 million in the quarter for a field corrective action on one of its med-surg product lines related to an intermittent circuit board connection issue. This voluntary action by the Company does not limit the manufacture, sale or ongoing use of these beds.

Please see the attached schedules for additional information, including condensed financial information, summary balance sheet, cash flow statement and segment sales summaries.

For a more complete review of Hill-Rom’s results, please refer to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which will be filed later this week.

Aspen Surgical Products Acquisition

Today, the Company announced the acquisition of Aspen Surgical Products.  Aspen Surgical provides a portfolio of well-established surgical consumable and specialty medical products, focused on improving the safety of patients and health care professionals. The product lines include market leading Bard-Parker® conventional and safety scalpels and blades, Colby fluid collection products, Richard-Allan™ specialty needles, a variety of other operating room disposables and instrument care products as well as wound care dressings. The acquisition of Aspen Surgical further develops Hill-Rom’s surgical business, adding a portfolio of consumable products and expanding its position in North American and European surgical markets.  The transaction is expected to be accretive approximately $0.02 to fiscal year 2012 earnings per share, excluding non-recurring purchase accounting items and other acquisition and integration related costs.

For further information, see the acquisition press release issued by the Company today.

Financial Guidance Summary

For the fourth quarter of fiscal 2012, Hill-Rom expects reported revenue of $413 to $421 million. This reflects organic constant currency revenue decline of 10 to 12 percent, adverse impact from foreign currency of approximately 3 percent and revenue from 2012 acquisitions of approximately $45 million.  Adjusted earnings per diluted share are expected to be $0.53 to $0.55 for the quarter.

For the full year, Hill-Rom expects reported revenue of $1,615 to $1,623 million.  This reflects organic constant currency revenue decline of approximately 2 percent, adverse impact from foreign currency of approximately 2 percent and revenue from 2012 acquisitions of approximately $80 million.  Adjusted earnings per diluted share are expected to be $2.21 to $2.23 compared to prior guidance of $2.45 to $2.50.  Cash flow from operations for the full year is expected to be approximately $260 to $270 million compared with prior guidance of $290 to $300 million.

Hill-Rom Holdings, Inc. routinely provides earnings per share results and guidance on an adjusted basis because the Company’s management believes that the presentation provides useful information to investors.  These measures exclude strategic developments, special charges and the impact of significant litigation or other unusual events.  Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the Company's reported operations for a period. Often, prospective quantification of such items is not feasible.  Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Additional assumptions and discussion will be provided during the Company’s conference call to be held tomorrow morning.  Information to access the webcast is provided below.

Conference Call Webcast and Dial-in Information

As previously announced, the company will host a conference call and webcast tomorrow morning on Thursday, July 26, 2012, at 8:00 a.m. ET.

Webcast: To join the live webcast with audio, go to http://ir.hill-rom.com/events.cfm or http://ir.hillrom.com/eventdetail.cfm?eventid=115107. The webcast slide deck will be posted to the Hill-Rom website prior to the webcast.

Conference Call Audio Only Dial-in information: To join the live conference call, dial 877-304-8969 domestic callers / 631-291-4543 international callers.  The following Confirmation Code is required for both: 90822300. Callers will need to provide their name, company affiliation and telephone number to the conference operator.  A recording of the webcast/call audio will be available for telephone replay through August 2, 2012, domestically at 855-859-2056 and internationally at 404-537-3406. For the replay, callers will need to use confirmation code 90822300. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at http://ir.hill-rom.com/events.cfm.

ABOUT HILL-ROM HOLDINGS, INC.

Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, surgical products and information technology solutions.  Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.

Hill-Rom…enhancing outcomes for patients and their caregivers.

www.hill-rom.com

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. For a more in depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or revise any forward-looking statements.

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Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in millions except per share data)

	Quarterly Period Ended June 30		Year To Date Period Ended June 30

	2012	2011	2012	2011
Net revenues
Capital sales	$300.6	$267.2	$868.1	$802.7
Rental revenues	105.9	117.6	334.6	358.4
Total revenues	406.5	384.8	1,202.7	1,161.1
Cost of revenues
Cost of goods sold	188.1	145.4	505.1	436.0
Rental expenses	45.7	51.8	144.0	154.4
Total cost of revenues	233.8	197.2	649.1	590.4
Gross profit
Capital	112.5	121.8	363.0	366.7
Rental	60.2	65.8	190.6	204.0
Total gross profit	172.7	187.6	553.6	570.7
As a percentage of sales	42.5%	48.8%	46.0%	49.2%

Research and development expenses	16.1	17.3	48.2	48.3
Selling and administrative expenses	120.5	124.6	366.3	375.1
Impairment of other intangibles	-	-	8.0	-
Litigation charge	-	42.3	-	42.3
Special charges	1.7	(1.2)	9.7	1.4

Operating profit	34.4	4.6	121.4	103.6

Other income/(expense), net	(1.0)	(1.0)	(2.8)	(4.5)

Income tax expense	10.0	2.1	37.0	29.1

Net income	23.4	1.5	81.6	70.0

Less: Net income attributable to noncontrolling interest	-	-	-	0.2

Net income attributable to common shareholders	$23.4	$1.5	$81.6	$69.8

Diluted earnings per share:
Earnings per share	$0.37	$0.02	$1.31	$1.09

Average common shares outstanding - diluted (thousands)	62,570	64,211	62,423	64,139

Dividends per common share	$0.1250	$0.1125	$0.3625	$0.3175

Non-GAAP Financial Disclosures and Reconciliations

While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hill-Rom Holdings, Inc. and Subsidiaries
Revenues - Constant Currency
(Dollars in millions)

	Quarterly Period Ended June 30
	2012	Foreign Exchange	2012	2011	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$300.6	$(9.5)	$310.1	$267.2	16.1%
Rental revenues	105.9	(1.5)	107.4	117.6	-8.7%
Total	$406.5	$(11.0)	$417.5	$384.8	8.5%

Acute Care	$226.5	$(0.5)	$227.0	$239.1	-5.1%
Post-Acute Care	46.0	-	46.0	51.6	-10.9%
International	134.0	(10.5)	144.5	94.1	53.6%
Total	$406.5	$(11.0)	$417.5	$384.8	8.5%

	Year To Date Period Ended June 30
	2012	Foreign Exchange	2012	2011	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$868.1	$(12.7)	$880.8	$802.7	9.7%
Rental revenues	334.6	(2.1)	336.7	358.4	-6.1%
Total	$1,202.7	$(14.8)	$1,217.5	$1,161.1	4.9%

Acute Care	$700.5	$(1.0)	$701.5	$708.5	-1.0%
Post-Acute Care	145.6	-	145.6	156.1	-6.7%
International	356.6	(13.8)	370.4	296.5	24.9%
Total	$1,202.7	$(14.8)	$1,217.5	$1,161.1	4.9%

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions except per share data)

	Quarterly Period Ended June 30, 2012			Quarterly Period Ended June 30, 2011
	Income Before Income Taxes	Income Tax Expense	Diluted EPS**	Income Before Income Taxes	Income Tax Expense	Diluted EPS

Reported Earnings	$33.4	$10.0	$0.37	$3.6	$2.1	$0.02
Adjustments:
Vendor product recall	(1.7)	(0.7)	(0.02)	(0.6)	(0.2)	(0.01)
Acquisition and integration costs	1.9	0.7	0.02	-	-	-
Special charges	1.7	0.6	0.02	(1.2)	(0.3)	(0.01)
Field corrective action	16.0	5.9	0.16	-	-	-
Litigation charge	-	-	-	42.3	12.3	0.47
Adjusted Earnings	$51.3	$16.5	$0.56	$44.1	$13.9	$0.47

	Year To Date Period Ended June 30, 2012			Year To Date Period Ended June 30, 2011
	Income Before Income Taxes	Income Tax Expense	Diluted EPS**	Income Before Income Taxes and NCI*	Income Tax Expense	Diluted EPS**

Reported Earnings	$118.6	$37.0	$1.31	$99.1	$29.1	$1.09
Adjustments:
Vendor product recall	(4.8)	(1.9)	(0.05)	(1.4)	(0.5)	(0.01)
Acquisition and integration costs	5.5	1.5	0.06	-	-	-
Special charges	9.7	3.6	0.10	1.4	0.7	0.01
Impairment of other intangibles	8.0	2.1	0.09	-	-	-
Field corrective action	16.0	5.9	0.16	-	-	-
Litigation charge	-	-	-	42.3	12.3	0.47
Adjusted Earnings	$153.0	$48.2	$1.68	$141.4	$41.6	$1.55

* NCI refers to our noncontrolling interest in our former Encompass joint venture.
** May not add due to rounding.

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)

	June 30, 2012	September 30, 2011
Assets
Current Assets
Cash and cash equivalents	$220.0	$224.6
Trade accounts receivable, net of allowances	351.0	386.2
Inventories, net	106.7	95.6
Other current assets	81.2	85.3
Total current assets	758.9	791.7

Property, plant and equipment, net	227.2	222.8
Goodwill	121.2	87.2
Other assets	193.1	197.4

Total Assets	$1,300.4	$1,299.1

Liabilities
Current Liabilities
Trade accounts payable	$61.5	$64.8
Short-term borrowings	45.0	100.3
Other current liabilities	165.7	168.9
Total current liabilities	272.2	334.0

Long-term debt	50.0	50.8
Other long-term liabilities	167.2	172.6

Total Liabilities	489.4	557.4

Shareholders' Equity	811.0	741.7

Total Liabilities and Shareholders' Equity	$1,300.4	$1,299.1

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Year To Date Period Ended June 30

	2012	2011
Operating Activities
Net income	$81.6	$70.0
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	80.7	78.1
Provision for deferred income taxes	(9.9)	1.8
Loss on disposal of property, equipment leased to others,
intangible assets and impairments	7.7	1.7
Stock compensation	9.0	9.2
Litigation charge	-	42.3
Excess tax benefits from employee stock plans	(1.3)	(6.8)
Change in working capital excluding cash, current investments, current debt and acquisitions and dispositions:
Trade accounts receivable	46.0	12.6
Inventories	(1.4)	(0.6)
Other current assets	9.3	5.8
Trade accounts payable	(11.8)	(20.0)
Accrued expenses and other liabilities	(16.7)	(10.6)
Other, net	(5.8)	5.7
Net cash provided by operating activities	187.4	189.2

Investing Activities
Capital expenditures and purchase of intangibles	(55.9)	(52.0)
Proceeds on sales of property and equipment leased to others	7.1	5.2
Payment for acquisition of business, net of cash acquired	(77.0)	-
Proceeds on investment sales and maturities	4.5	0.4
Net cash used in investing activities	(121.3)	(46.4)

Financing Activities
Change in short-term debt	(7.8)	1.8
Payment of long-term debt	(47.5)	-
Purchase of noncontrolling interest	(1.3)	(11.5)
Payment of cash dividends	(22.5)	(20.0)
Proceeds on exercise of options	6.2	42.0
Proceeds from stock issuance	2.2	2.1
Excess tax benefits from employee stock plans	1.3	6.8
Treasury stock acquired	(1.8)	(70.0)
Net cash used in financing activities	(71.2)	(48.8)

Effect of exchange rate changes on cash	0.5	4.0

Total Cash Flows	(4.6)	98.0

Cash and Cash Equivalents:
At beginning of period	224.6	184.5
At end of period	$220.0	$282.5